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                                                                   EXHIBIT 10.29


         THIS AGREEMENT made and entered into as of the 12th day of September, 1995, by and between CLARK MATERIAL HANDLING COMPANY, a Kentucky corporation with offices at Lexington, Kentucky ("Buyer") and NISSAN FORKLIFT CORPORATION, NORTH AMERICA, an Illinois corporation with offices at Marengo, Illinois ("Seller") .


                                    PURPOSE

         Buyer manufactures and distributes certain industrial trucks and related accessories, attachments and parts through a network of dealers and subsidiaries in the United States and Canada.

         Buyer wishes to purchase from Seller certain industrial trucks and related accessories, attachments and parts for distribution in the United States and Canada under the Clark name through its distribution network.

         Seller manufactures and distributes industrial trucks and distributes service and repair parts for those industrial trucks. Seller wishes to sell certain of its industrial trucks and parts to Buyer for distribution under the Clark name through the Buyer's distribution network.

         The purpose of this Agreement is to establish the terms and conditions upon which Seller will sell and deliver to Buyer and Buyer will purchase certain of Seller's industrial trucks and related accessories, attachments and service and repair parts both during the term of this Agreement and after termination.

         NOW, THEREFORE, in consideration of Buyer's purchase of products and of the mutual Agreements contained herein, the parties agree as follows:


1.       SALE AND PURCHASE

         1.1 Seller will sell and deliver to Buyer and Buyer will purchase from Seller, in accordance with this Agreement, those products, accessories and service and repair parts, to which this Agreement applies, which are ordered by Buyer and accepted by Seller during the term of this Agreement.

         1.2 This Agreement applies to the basic lift trucks, including improvements thereto, and the accessories and optional equipment and specifications for the lift truck described in
                  Schedule 1, attached hereto and made a part hereof, together with any modifications thereto approved or authorized in accordance with the provisions thereto approved or authorized in accordance with the provisions of this Agreement ("Products") . Products may be added to Schedule 1 by written agreement of the parties. This Agreement applies to any service or repair parts for
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                  such Products, accessories or optional equipment sold to Buyer pursuant to this Agreement ("Parts"). As used in this Agreement, unless otherwise indicated, the term "Products" includes accessories and optional equipment, but not service and repair parts.

         1.3 Set forth in Schedule 2, attached hereto and made a part hereof, is a list of dealers which as of the date of this Agreement are authorized dealers of both Buyer and Seller, which list may be amended from time to time. Buyer and Seller reserve the right at any time to appoint, change, or end relationships with their respective dealers. However, the parties will notify each other of changes to Schedule 2. Unless otherwise agreed by the parties, the total number of authorized dealers of both Buyer and Seller shall not exceed ten (10) at any given time during the term of this Agreement.

         1.4 Provided Buyer places at least three hundred (300) firm orders for Products during (i) the first eighteen (18) months of this Agreement, and (ii) each subsequent twelve (12) month period of this Agreement, during the term of this Agreement, Seller shall not enter into any new OEM agreement or new OEM arrangement with a third party for sale of Products in North America.


2.       ORDERS

         2.1 Beginning on or about September 1, 1995 and on the first of each calendar month thereafter, Buyer shall deliver to Seller Buyer's best forecast of orders to be placed by Buyer during the following twelve (12) calendar months. This rolling forecast will not constitute an order for Products, and Buyer does not assume any obligation to purchase all or any portion of such forecasted quantities. Buyer shall submit firm orders to Seller on an ongoing basis throughout the month. In the event Buyer's firm orders for any given month exceed the monthly forecast, Seller may adjust the delivery times as Seller deems necessary. Subject to the immediately preceding sentence and Sections 4.1 and 4.2 hereof, orders will be filled within Seller's normal lead time. Seller's purchase order sheet (or other mutually agreed upon document or system) will be used to order Products and will be issued periodically as required.

         2.2 All contracts of sale will be upon the terms and conditions set forth in this Agreement. No different or additional terms or conditions set forth in any other

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                  documents, including but not limited to Buyer's purchase order sheet or forecast, will add to or modify in any way the terms and conditions of this Agreement.


3.       DELIVERY OF PRODUCTS

         3.1 Subject to Section 2.1 above, firm order quantities of Products placed by Buyer and accepted by Seller will be delivered within Seller's normal lead time for a particular model of Product in effect at time of order acceptance. Seller will periodically supply Buyer with a lead time schedule which will establish the normal lead times by model of Products for standard Products, until such time as Seller supplies Buyer with a new lead time schedule. Delivery schedules for special products (products with special equipment or options not described in Schedule 1) and for Products in excess of forecasted quantities will be established by mutual Agreement.

         3.2 Within twenty-four (24) hours after the issuance of any purchase order sheet for firm orders of Products, Seller will either confirm the delivery schedule specified by Buyer (which delivery schedule must be within Seller's then current normal lead times) or advise Buyer of the earliest delivery schedule which is within Seller's then current normal lead times which Seller will be able to meet, subject to Sections 2.1 and 3.1 above.

         3.3 Deliveries will be F.O.B. Seller's manufacturing facility. Title to Products shall pass from Seller to Buyer upon delivery of Product to Buyer at Seller's manufacturing facility, or upon delivery to a carrier for transportation to Buyer, whichever occurs first. Deliveries will be to Buyer's location in Lexington, Kentucky. Prices include all reasonable and proper preparations for North American shipment. Prices will be equitably adjusted for special packing or shipping preparations requested by Buyer. Freight charges will be borne by Buyer and invoiced by Seller.


4.       CANCELLATION

         4.1 Buyer may at any time upon written notice up to sixty (60) days prior to the scheduled delivery date cancel all or any portion of orders placed with Seller. For Product orders canceled pursuant to this provision, Buyer will be subject to a cancellation charge of $400.00. Such cancellation charges will be waived to the extent that the order is reinstated within

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                  thirty (30) days. New delivery dates for reinstated orders will be based on mutual agreement. In addition, Buyer will be subject to an additional cancellation charge for special or non-standard attachments, accessories or optional equipment which are not listed in standard price pages to cover the non-recoverable cost of such special or non-standard attachment, accessory or optional equipment, including, but not limited to, the cost of the attachment, accessory or equipment, freight and labor.

         4.2 Buyer will be subject to a $200.00 surcharge for all changes to orders made within sixty (60) days before a scheduled delivery date, plus costs of option or rework, if any, incurred by Seller. If a single change to an order contains multiple changes, it will still be subject to a maximum surcharge of only $200.00. Changes in orders may result in changes to delivery times. Seller, at its sole discretion, reserves the right to reject any or all changes to orders.


5.       PRICES, PAYMENT

         5.1 Prices for Products, accessories and options will be Seller's then current Manufacturer's Suggested Selling Price ("MSSP") for such Products, accessories and options, less (i) the discounts stated in Schedule 1, and (ii) the warranty allowance stated in Schedule 3.

         5.2 In the event Seller at any time changes its MSSP for any Products, firm orders for Products previously placed by Buyer and accepted by Seller and firm orders for Products placed by Buyer and accepted by Seller within thirty (30) days of the announcement of the change in MSSP which are within one hundred fifty percent (150%) of the most recent forecasted quantity for such thirty (30) day period (or two hundred percent (200%) of the most recent forecasted quantity for any single specific model of five (5) units or less) shall be priced at the price in effect prior to such change. All other orders, including but not limited to orders in excess of most recent forecasted quantities for such thirty (30) day period, shall be priced at the changed price.

         5.3      Prices for Parts will be Seller's U.S. dealer net price less
                  (i) 18.5% and (ii) the warranty allowance stated in Schedule
                  3.

         5.4 Buyer will pay all invoices for Products and Parts within thirty (30) days after the date the invoice is received by Buyer. Buyer will receive a discount of one percent (1%) off of the invoice amount for Products and


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                  Parts in the event such invoice is paid within ten (10) days after the date such invoice is received by Buyer.


6.       WARRANTY ON PRODUCTS

         6.1 Within thirty (30) days of invoice date or prior to shipment of a Product from Buyer's location to a dealer or customer, whichever comes first, Buyer may notify Seller's designated representative of substantial defects in such Products. Subject to the written approval of Seller's designated representative, Seller will make arrangements for corrections to such Products which Seller deems appropriate at Seller's expense.

                  The above warranty is in lieu of all other warranties for Products or Parts, express or implied, and states Seller's entire obligation with respect to defects or nonconformities in Products or Parts. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. Seller shall not be liable for incidental, special or consequential damages for this warranty or any other reason whatsoever.

         6.2 Seller will, after net amounts for each and every invoice to Buyer are computed for Products and Parts (such net amounts shall be arrived at by applying the discounts set forth in
                  Schedule 1 for Products and the discount set forth in Section
                  5.3 for Parts), extend a warranty allowance as provided in
                  Schedule 3, and the resulting amount will be the final net amount of the invoice.

                  The parties agree to review Buyer's warranty payments to its dealers and customers for Products and Parts (based on Buyer's standard warranty in effect on the date of this Agreement) every six (6) months. The parties agree that should Buyer's net warranty payments be greater or less than the warranty allowances provided in Schedule 3 for the relevant Products and Parts, the parties will negotiate in good faith to adjust the standard warranty allowance.

                  Warranty payments shall be defined as the sum of all warranty repair labor as allowed within Buyer's standard rate guide and all other associated costs (including travel), plus Buyer's net purchase price for parts used in the warranty repairs, based upon Buyer's standard warranty in effect on the date of this Agreement.

         6.3      The parties agree that the warranty allowance provided by
                  Schedule 3 will be used by Buyer to cover all costs

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                  to provide warranty coverage to Buyer's dealers and customers for Products and Parts, and said warranty allowance, as may be adjusted from time-to-time in accordance with this Agreement, is Seller's only warranty obligation for Products and Parts supplied under this Agreement.

                  Notwithstanding the foregoing, the parties agree that costs incurred by Buyer for Seller-initiated field campaigns and recalls will be wholly borne by Seller. Such costs will not be included in calculations used to determine potential adjustments in the warranty allowance under Section 6.2.

         6.4 warranty recoveries from vendors shall be the sole responsibility of Buyer. Seller's sole responsibility with respect to warranty recoveries shall be to notify, upon Buyer's written request, appropriate vendors that Buyer is authorized by Seller to seek warranty recoveries for components and parts supplied by such vendor.

         6.5 Buyer shall, on a quarterly basis and for the duration of this Agreement, provide Seller with an itemized listing of all claims or incidents relating to the warranty allowance which have occurred during the previous quarter for which the report is made.

         6.6 The warranty allowance does not apply to defects or nonconformities in Products or Parts caused by Buyer. The warranty allowance also does not apply to normal service or maintenance items such as tune-up parts, filters, motor brushes, wheels, tires and other parts, that are expected normal replacement items which occur due to normal use of the Products.


7.       QUALITY PLAN

         7.1 Buyer may, upon reasonable advance notice to Seller, at its option and expense, review and inspect Seller's quality assurance program and product quality at Seller's facilities. Seller will provide Buyer's representatives with good faith cooperation and such access and facilities including testing and inspection devices and equipment, as may reasonably be required by Buyer's representatives to conduct such review and inspection. Buyer will use its best efforts consistent with accomplishing its review and inspection to avoid disruption or delay of Seller's operations. Inspection or review of Seller's quality assurance program or products at Seller's facilities will not constitute

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                  acceptance of any Products and will not relieve Seller of
                  responsibility for any defect in any Product.

         7.2 Seller further warrants that if Seller at any time has reason to believe that any defect in design or manufacture may be present in Products or Parts sold or to be sold pursuant to this Agreement, Seller will promptly advise Buyer and will cooperate with Buyer to determine whether the defect is present and, if so, will cooperate with Buyer in good faith to correct it. This provision will not be construed to expand Seller's warranty to Buyer or to relieve Seller of its responsibility for the consequences of any such defect.


8.       INDEMNITY

         8.1 Subject to Section 8.2 hereof, Seller will indemnify and hold Buyer harmless from and against any and all claims for injury to or death of persons or damage to property (including reasonable attorneys' fees) in any manner caused by, arising from, incident to, connected with, or growing out of any defect in the materials, manufacture or design of the Products and Parts sold to Buyer under this Agreement, except claims caused by Buyer's negligence, misconduct or claims subject to
                  Section 8.2 hereof. Buyer shall notify Seller in writing within ten (10) days after Buyer receives written notice of any such claim. Seller further agrees to secure and maintain during the term of this Agreement a public liability policy or policies providing (a) products liability coverage with broad form vendor' s endorsement protecting Buyer with respect to claims arising from Products and Parts sold to Buyer pursuant to this Agreement; and (b) providing contractual liability coverage for the hold harmless clause set forth above in this section, each of such insurance coverage to have bodily injury limits of not less than $5 Million per person and $5 Million per occurrence and property damage limits of not less than $5 Million per occurrence. Seller will upon request furnish Buyer with a certificate from Seller's insurance carrier in a form satisfactory to Buyer and will provide for thirty (30) days' prior written notice from the insurance carrier to Buyer prior to any cancellation or change reducing coverage.

         8.2 Buyer shall be liable for, and will indemnify and hold Seller harmless from and against any and all claims for injury to or death of persons or damage to property (including reasonable attorney's fees) in any manner caused by, arising from, incident to, connected with,

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                  or growing out of (i) any defect in the design of any changes or modifications made, authorized, approved or requested by Buyer to the Products or Parts; or (ii) any changes or modifications made, authorized, approved or requested by Buyer to the manuals, warnings, decals or instructions. As used in the immediately preceding sentence, "modifications made, authorized, approved or requested by Buyer" shall include, but not be limited to, safety gate switches. Buyer agrees to secure and maintain during the term of this Agreement a public liability policy or policies providing (a) products liability coverage with broad form vendor's endorsement protecting Seller from claims covered by this Section 8.2, and (b) providing contractual liability coverage for the hold harmless clause set forth above in this section, each of such insurance coverage to have bodily injury limits of not less than $5 Million per person and $5 Million per occurrence and property damage limits of not less than $5 Million per occurrence. Buyer will upon request furnish Seller with a certificate from Buyer's insurance carrier in a form satisfactory to Seller and will provide for thirty (30) days prior written notice from the insurance carrier to Seller prior to any cancellation or change reducing coverage.

         8.3 In the event of a claim which is subject to Section 8.1 or 8.2 above, the following shall apply:

                  a. Neither party shall enter into any settlement with a plaintiff without the advice and prior written consent of the other party;

                  b. Each party shall provide reasonable assistance and cooperation to the other party in the defense of the claim, including production of witnesses and documents as requested;

                  c. Each party agrees to use its best efforts to avoid taking positions in litigation which are adverse to the other party.

                  d. In the event evidence indicating that the indemnified party is not entitled to indemnification under
                           Section 8.1 or 8.2 hereunder, as the case may be, is discovered after the indemnifying party has indemnified and taken over the defense of the indemnified party, then the indemnifying party shall have the right to void Section 8.1 or 8.2, as the case may be, ending any obligation to hold harmless and defend the other party. In such event, neither party shall object to or oppose the continued

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                           representation of the other party's attorney in such
                           litigation or otherwise.


9.       PATENTS

         9.1 Seller represents and warrants that the Products and Parts ordered pursuant to this Agreement and their sale or use, alone or in combination, according to Seller's specifications or recommendations, if any, will not infringe any U.S. or foreign patents, and Seller agrees to defend, protect and save harmless Buyer, its successors, assigns, customers and users of the Products and Parts, against all suits and from all damages, claims and demands resulting from such alleged infringements, and Seller further agrees that Seller will, upon written request, defend or assist in the defense at Seller's expense of any such suit.


10.      TRADEMARKS ADVERTISING

         10.1 Each Product sold to Buyer pursuant to this Agreement will have affixed a nameplate, warning/instruction decals, and one
                  (1) or more of the trademarks specified by Buyer in the distinctive form specified by Buyer in a suitable place to be designated by Buyer. Seller will not acquire rights of any kind under any of Buyer's trademarks; except the right to use them in the manner permitted by this section, and will in no event sell, distribute, or otherwise dispose of any Products or Parts bearing any of Buyer's trademarks to any person, firm or corporation other than Buyer without first removing the trademarks or obtaining Buyer's express written consent.

         10.2 All publicity and advertising concerning the sale of Products and Parts bearing Buyer's trademarks shall be prepared under Buyer's sole direction and control. Neither party will disclose the existence of this Agreement, or any of its terms and conditions to any other person, firm or corporation, or advertise, or make any public announcements, or release any publicity concerning this Agreement or the performance by either party without the other party's written consent in each instance, except as otherwise required by law.

         10.3 Buyer shall not at any time during the term of this Agreement or thereafter adopt, use or register a trademark, service mark, trade name, trade dress, or otherwise any word or words similar to any of Seller's trademarks, trade names or trade dress for any purposes.

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11.      TECHNICAL DATA

         11.1 Seller will promptly provide at no charge five (5) copies of its parts manuals, operator instructions and service and repair manuals for Products listed in Schedule 1. Seller will also furnish Buyer at no charge such available additional non-proprietary engineering and technical data as Buyer may reasonably request for the purpose of preparing appropriate Product descriptions and specifications, advertising literature, operator's manuals, service and repair manuals and any similar materials ordinarily provided by Buyer with respect to its own industrial trucks. Buyer may reprint or copy all or any portion of the materials supplied for these purposes, provided references to Seller and Seller's trademarks are first deleted.


12.      PRODUCT CHANGES

         12.1 Seller shall have the right upon the earlier of (i) six (6) months' prior written notice to Buyer, or (ii) the same notice period given by Seller to its dealers to discontinue the production of any Product.

         12.2 Seller shall provide Buyer with forty-five (45) days' notice in writing of material changes in (i) the outward appearance of Products, or (ii) the performance specifications of Products.

         12.3 Buyer may request changes in form, fit or function of Products by way of exterior design in order to provide product differentiation from Seller's products. Such changes, if agreed to by Seller, shall be made at the sole cost and expense of Buyer.

         12.4 In the event Seller discontinues the production of any Product, Seller shall give Buyer the first opportunity, at Seller's option, to purchase or license the technology related to such Product, upon terms, conditions and prices mutually agreed upon.

         12.5 Seller shall have up to nine (9) months after the execution date of this Agreement to obtain UL certification for Products subject to this Agreement at Seller's expense. If any Product has not been certified by UL within such nine (9) month period, Seller shall pay Buyer Fifty Dollars ($50.00) per day, until such time as all such certifications have been obtained. Immediately upon receipt of such UL certification, Seller shall provide Buyer with written confirmation of same, and all Products delivered to Buyer shall

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                  thereafter include a decal or nameplate indicating compliance with UL.


13.      ENGINEERING AND SERVICE ASSISTANCE

         13.1 During the term of this Agreement, Seller will provide on a one-time basis at no additional charge service training for Buyer's representatives at Seller's Marengo, Illinois location. Buyer will be responsible for its own travel and living expenses in connection with such training sessions.

         13.2 Buyer will attempt to resolve service problems by written or telephone communications with Seller's service department, however, when and as reasonably requested and subject to Seller's manpower constraints, Seller will provide a qualified service representative to review and resolve service problems at Buyer's location or at the location of the Products anywhere in North America. Buyer will be responsible for Seller's expenses with respect to such service calls.

         13.3 Seller will also provide engineering assistance to approve modifications and capacity ratings for various Seller-approved standard modifications and for standard attachments for prospective sales of Products to be delivered and for modification of Products in the field. Seller will authorize and approve by written authorization to Buyer any appropriate changes to the Product nameplates which may be required by any such changes to the attachments used with the Product or standard modifications to the Product.

         13.4 Buyer may from time-to-time request Seller to approve special modifications. If Seller wishes to charge Buyer for engineering work required to approve such modifications, Seller will promptly advise Buyer in writing and provide a quotation for such work. No such work will be performed except by mutual agreement. All other requests to approve special modifications will be promptly answered and approved or not approved at no additional charge to Buyer.


14.      SERVICE AND REPAIR PARTS

         14.1 Seller will sell and deliver to Buyer and Buyer will purchase from Seller the following classes of Parts which Buyer orders during the term of this Agreement and within five (5) years thereafter:


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                  1.       Parts manufactured by Seller for Products sold to
                           Buyer;

                  2. Parts manufactured by other suppliers to Seller's specifications for Products sold to Buyer.

         14.2 During the term of this Agreement and for five (5) years thereafter, Buyer will maintain a stock of Parts as it determines is adequate to supply dealers. Seller will use commercially reasonable efforts to ship emergency Parts orders within 48 hours after the order is received. An order will be considered an emergency Parts order if the Part is required to repair a Product which is out of service and Buyer cannot supply the Part from its stock.

         14.3 Parts orders will be placed through Seller's on-line parts ordering system, as set forth in Section 14.4 hereof. Parts orders which are not placed through Seller's on-line parts ordering system shall be subject to a $.10 charge per line.

         14.4 Seller shall make available to Buyer, upon terms, conditions and prices acceptable to Seller, Seller's on-line parts ordering system. Buyer access to such system shall be limited to use in connection with Products, and Buyer shall execute such other agreements as Seller deems necessary in connection with such use, including a confidentiality agreement, in form and substance similar to Schedule 4, attached hereto and a part hereof.

         14.5 All Parts sales will be upon the terms and conditions of this Agreement.

         14.6 Buyer shall have the right, exercisable within thirty (30) days following the end of the first year of this Agreement, to return for full credit unsold Parts which Buyer purchased from Seller, and which were contained in Seller's recommended parts list, provided such Parts are new, unused and in resaleable condition. Buyer shall arrange for and pay the cost of returning such Parts to Seller.

         14.7 Buyer shall have the right, exercisable within thirty (30) days following the end of the second year of this Agreement and the end of each succeeding year of this Agreement, to return to Seller for full credit up to three percent (3%) (dollar volume) of its annual parts purchases for stock orders, provided such Parts are new, unused and in resaleable condition. Buyer shall arrange for and pay the cost of returning such

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                  Parts to Seller, plus pay a ten percent (10%) restocking
                  change.

         14.8 In the event of overages, shortages or discrepancies in Parts shipments, (i) if it is caused by Seller, return is allowed anytime, and Seller pays freight, (ii) if it is caused by Buyer, Buyer must return within thirty (30) days, at Buyer's cost. Return allowed provided Parts are new, unused, and in resaleable condition.


15.      TERMINATION

         15.1 The initial term of this Agreement shall be five (5) years from the date first written above and will automatically be extended for an additional one (1) year thereafter unless terminated by either party upon written notice given at least one hundred eighty (180) days prior to expiration of the term.

         15.2 Either party may terminate this Agreement for failure by the other party to perform or adhere to any promises or obligations undertaken pursuant to this Agreement by giving the other party sixty (60) days' written notice within which to cure such default. If such default is not cured within the 60-day period, the party which gave the notice may terminate this Agreement at any time thereafter upon written notice to the other party.

         15.3 Either party may terminate this Agreement immediately by written notice to the other party if any of the following events occur:

                  1. Any attempted transfer or assignment of this Agreement or any right or obligation hereunder by the other party unless the assignment is otherwise permitted by this Agreement.

                  2. The filing of a voluntary petition in bankruptcy by the other party.

                  3. The filing of a petition in bankruptcy against the other party, provided it is not vacated within thirty
                           (30) days from the date of filing.

                  4. The appointment of a receiver or trustee for the other party, provided such appointment is not vacated within thirty (30) days from the date of such appointment.

         15.4 The termination of this Agreement will not affect or impair the rights, liabilities and obligations of either

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                  party under any order issued prior to the termination, will not relieve either party of any obligation or liability accrued under this Agreement or pursuant to any order issued prior to the termination, and will not relieve either party of the continuing obligations pursuant to Section 6, Warranty on Products, Section 7, Quality Plan, Section 8, Indemnity,
                  Section 9, Patents, Section 10, Trademarks Advertising, and
                  Section 14, Service and Repair Parts, which obligations will survive any termination of this Agreement.


16.      GENERAL

         16.1 Notice to be given by either party will be in writing and may be delivered by either telefax or prepaid, certified mail to the following addresses:

                  Seller: Nissan Forklift Corporation, North America 240 N. Prospect Street
                           Marengo, Illinois  60152-3298

                           Attention:  Vice President -
                                       Sales and Marketing

                  Buyer:   Clark Material Handling Company
                           610 West Second Street
                           Lexington, Kentucky 40508-1237

                           Attention:  Vice President -
                                       Sales and Marketing

                  Either party may change its address by written notice to the other party.

         16.2 Neither party will disclose any proprietary confidential information to the other party and neither party will be obligated to treat information as proprietary confidential information unless the information is clearly identified as confidential and the parties have entered a specific nondisclosure Agreement regarding such information.

         16.3 This Agreement will not be assigned by either party without the written consent of the other party, except when the assignment is made to any subsidiary of the parties or to a successor to all or a substantial part of the business of either of the parties. Unless otherwise agreed, no assignment will relieve the party assigning of any duty to perform or any liability for breach.

         16.4 This Agreement encompasses the entire Agreement between the parties respecting the sale and purchase of Products and Parts covered by this Agreement and supersedes any

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                  and all previous Agreements, memoranda, negotiations or other understandings of the parties with respect thereto.

         16.5 Any failure by either party hereto to enforce, at any time, any term or condition of this Agreement will not constitute, nor will it be construed as, a waiver of that party's right thereafter to enforce each and every term and condition of this Agreement.

         16.6 The invalidity or unenforceability of any of the provisions of this Agreement or the application thereof shall not affect or impair the validity or enforceability of any other provision herein. Any provision of this Agreement that is invalid, illegal or unenforceable because of contravention of any applicable law, statute or government regulation shall be severed from this Agreement, and the remaining provisions of this Agreement will remain in full force and effect.

         16.7 This Agreement and all orders issued pursuant to this Agreement will be governed by and construed in accordance with the laws of the State of Illinois. Any provisions in Buyer's standard purchase order terms specifying warranty on Products or Parts or requiring arbitration of claims arising out of any purchase order are deleted and will be void and have no force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the day and year first written above.


CLARK MATERIAL HANDLING COMPANY           NISSAN FORKLIFT CORPORATION,
                                            NORTH AMERICA



    /s/ Martin M. Dorio, Jr.                  /s/ K. Yamada
--------------------------------------    --------------------------------------
               Signature                                 Signature

Name:   Martin M. Dorio, Jr.              Name:   K. Yamada
        ------------------------------            ------------------------------

Title:  President                         Title:  President
        ------------------------------            ------------------------------

Date:   12 September 1995                 Date:   12 September 1995
        ------------------------------            ------------------------------




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